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                                                                    EXHIBIT 99.1

          CORRECTIONS CORPORATION OF AMERICA TENDERS FOR ANY AND ALL OF
                    ITS OUTSTANDING 12% SENIOR NOTES DUE 2006

NASHVILLE, Tenn. -- April 19, 2002/PR Newswire-First Call/ -- Corrections Corporation of America (NYSE: CXW-news) today commenced a tender offer for any and all of its outstanding 12% Senior Notes due 2006. In conjunction with the tender offer, CCA also commenced a consent solicitation to eliminate certain covenants in, and events that would cause a default under, the indenture governing the notes.

Under the terms of the tender offer and the consent solicitation, CCA will purchase tendered notes at a cash purchase price for each $1,000 principal amount of tendered notes equal to $1,100 plus accrued and unpaid interest on such principal amount to the payment date. The purchase price includes a consent payment of $30.00 for each $1,000 principal amount of tendered notes that will be paid only for notes tendered on or prior to the consent date, which will be 5:00 p.m., New York City time, on April 29, 2002, unless extended by CCA. Holders that tender notes after the consent date will not be paid the consent payment.

The tender offer will expire at 5:00 p.m., New York City time, on May 16, 2002, unless extended. Payment for notes tendered and accepted on or before April 29, 2002 will be made promptly following the closing of CCA's debt offering and refinancing described below. Payments for notes tendered and accepted after April 29, 2002 but on or prior to May 16, 2002 will be made promptly following the expiration of the tender offer. Consummation of the tender offer, and payment for tendered notes, is subject to the satisfaction or waiver of various conditions, including the condition that more than 50% of the outstanding aggregate principal amount of the notes be validly tendered and not validly withdrawn on or before 5:00 p.m. on April 23, 2002, and that CCA raise sufficient debt to obtain the funds necessary to refinance its existing senior secured credit facility and purchase the notes tendered and to pay any costs and expenses related thereto.

Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. The Information Agent is D.F. King & Co., Inc. and the Depositary is State Street Bank and Trust Company. Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 769-5414. Questions regarding the tender offer and the consent solicitation should be directed to Scott Macklin at Lehman Brothers Inc. at (800) 438-3242, or collect at (212) 528-7581.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer and the consent solicitation are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated April 19, 2002.


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ABOUT CCA

CCA is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. CCA currently owns 39 correctional, detention and juvenile facilities, three of which are leased to other operators, and two additional facilities which are not yet in operation. CCA also has a leasehold interest in a juvenile facility. CCA currently operates 63 facilities, including 36 company owned facilities, with a total design capacity of approximately 61,000 beds in 21 states, the District of Columbia and Puerto Rico. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, CCA's facilities offer a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. CCA also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on CCA's current plans and actual future activities, and CCA's results of operations may be materially different from those set forth in the forward-looking statements. Investors should refer to documents that CCA files from time to time with the Commission for a description of certain factors that could cause actual results to vary from current expectations and from the forward-looking statements contained in this press release. Such factors include, but are not limited to: (i) the growth in the privatization of the corrections and detention industry and the public acceptance of our services; (ii) CCA's ability to obtain and maintain correctional facility management contracts; (iii) changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect CCA's business; (iv) the successful refinancing of CCA's existing indebtedness; (v) fluctuations in operating results because of changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (vi) general economic and market conditions; and (vii) other factors contained in CCA's filings with the Commission, including CCA's reports on Forms 10-K, 10-Q and 8-K.

CCA takes no responsibility for updating the information contained in this press release following the date hereof or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

CONTACT - KARIN DEMLER (CORRECTIONS CORPORATION OF AMERICA): (615) 263-3005
          SCOTT MACKLIN (LEHMAN BROTHERS INC.): (800) 438-3242, OR COLLECT AT
          (212) 528-7581